UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2021

The Hillman Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

10590 Hamilton Avenue
Cincinnati, Ohio 45231
(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 851-4900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
11.6% Junior Subordinated Debentures		None
Preferred Securities Guaranty		None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On February 25, 2021, the Audit Committee of the Board of Directors (the "Audit Committee") of The Hillman Companies, Inc. (the "Registrant") and HMAN Group Holdings, Inc. ("Holdings"), the indirect parent company of the Registrant, after discussion with the Company's independent registered public accounting firm, concluded that the Company's previously issued consolidated financial statements as of and for the years ended December 28, 2019, December 29, 2018 and the thirty-nine weeks ended September 26, 2020 should be restated and no longer be relied upon due to an error in the technical accounting for income taxes. The error understated the Company’s net income and equity in the 2018 and 2019 consolidated financial statements and overstated net income for the thirty-nine weeks ended September 26, 2020. The error is non-cash in nature and there is no impact to our previously reported cash flows, operating income, or adjusted EBITDA (earnings before taxes, interest, depreciation and amortization).

While preparing the 2020 annual consolidated annual financial statements, the Company identified errors in the accounting for income taxes during 2018 and 2019 and the thirty-nine weeks ended September 26, 2020. During 2018, the Company became subject to additional provisions of the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”) including computations related to the IRC §163(j) interest limitation (Interest Limitation). The Company incorrectly established valuation allowances against deferred taxes related to the portion of interest expense that was not currently deductible in the years ended December 28, 2019 and December 29, 2018 and during the thirty-nine weeks ended September 26, 2020. In addition, the Company incorrectly established a valuation allowance on certain U.S. state net operating losses. Upon further review of income tax accounting guidance, the Company determined the valuation allowances should not have been established.

Accordingly, the Company will restate the 2018 consolidated financial statements and reduce net loss by $11.0 million, driven by an increase in deferred tax benefit. Deferred tax liabilities and goodwill will also be reduced by $14.2 million and $3.2 million, respectively. The Company will also restate the 2019 consolidated financial statements, reducing net loss by $17.9 million due to an increase in deferred tax benefit. The Company will restate the condensed consolidated financial statements for the thirty-nine weeks ended September 26, 2020, increasing net loss by $7.2 million due to a decrease in the deferred tax benefit. These adjustments resulted in a cumulative decrease to goodwill of $3.2 million, a decrease to the deferred tax liabilities of $24.9 million and a decrease in accumulated deficit with a corresponding increase in total equity of $21.7 million as of September 26, 2020. These errors had no impact on any period prior to 2018, when the Company became subject to the provisions of the 2017 Tax Act. Impacts to the consolidated statements of cash flow are limited to changes within operating activities as noted below, and, therefore, there are no impacts on the operating, investing or financing subtotals. There is no impact to our earnings before interest, taxes, depreciation, and amortization in any period.

The Company intends to include restated consolidated financial statements as of and for the years ended December 29, 2018 and December 28, 2019 in its Annual Report on Form 10-K for the year ended December 26, 2020 (the “2020 Annual Report”), which it expects to file on or around March 3, 2021. In conjunction with restating its annual financial statements, the Company will include corrected 2019 and 2020 previously issued unaudited interim financial information in the 2020 Annual Report.

In connection with the restatement, management of the Company has determined that a material weakness existed in the Company’s internal control over financial reporting as of December 26, 2020 relating to effective controls over the completeness and accuracy of the accounting for, and disclosure of, the valuation allowance against deferred income taxes. As a result, the Company concluded that our disclosure controls and procedures were not effective as of December 26, 2020, and the Company’s management has concluded that its internal control over financial reporting was not effective as of December 26, 2020.

In response to the material weakness described above, management implemented changes to its internal control over financial reporting to remediate the control deficiencies that gave rise to the material weakness. Significant progress has been made to enhance our internal control over financial reporting, and we are in the process of testing these recently implemented processes, procedures, and controls. Additional time is required to ensure the sustainability of these procedures. We believe the above actions will be effective in remediating the material weakness described above.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, KPMG LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HILLMAN COMPANIES, INC.

Dated:	March 3, 2021	By:	/s/ Robert O. Kraft
Robert O. Kraft
		Title:	Chief Financial Officer